UNITED STATES

CURRENT REPORT
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2013

Commission File Number: 001-34502

SkyPeople Fruit Juice, Inc.
(Exact name of small business issuer as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	98-0222013 (IRS Employer Identification No.)

16F, China Development Bank Tower, No. 2, Gaoxin 1st Road, Xi'an, China 710075
(Address of principal executive offices)

86-29-88377161
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 3, 2013, SkyPeople Juice Group Co., Ltd., a company organized under the laws of the People's Republic of China and a 99.78% indirectly owned subsidiary of SkyPeople Fruit Juice, Inc. (the "Company"), entered into an Investment Agreement (the "Agreement") with the Managing Committee of Mei County National Kiwi Fruit Wholesale Trading Center (the "Committee").  The Committee has been authorized by the People’s Government of Mei County to be in charge of the construction and administration of the Mei County National Kiwi Fruit Wholesale Trading Center (the “Trading Center”).  Under the Agreement, the parties agreed to invest and establish a kiwi fruit comprehensive deep processing zone and kiwi fruit and fruit-related materials trading zone in Yangjia Village, Changxing Town of Mei County with a total planned area of total planned area of 286 mu (approximately 47 acres) (the “Project”).  Pursuant to the Agreement, the Company will be responsible for the construction and financing of the Project with a total investment of RMB 445.6 million (approximately $ 71.9 million) in buildings and equipment.  In addition, the Company agreed to pay for the land use rights for the Project land a fee of RMB 0.3 million per mu.  The Committee is responsible for financing and constructing the basic infrastructure surrounding the Project, such as the main water supply, main water drainage, natural gas, electricity, sewage, access roads to the Project, natural gas and communications networks.

The foregoing description of the Agreement is not, and does not purport to be, complete and is qualified in its entirety by the full text of the Agreement. A copy of the English translation of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On April 8, 2013, the Company issued a press release with respect to the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2013 By:	SkyPeople Fruit Juice, Inc. /s/ Hongke Xue

Name: Hongke Xue
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	A copy of the English translation of the Investment Agreement dated April 3, 2013
99.1	A copy of the press release issued by the Company regarding the Investment Agreement dated April 8, 2013